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Exhibit 5.1
Our File No. Date	58427-0047 May 13, 2011

Douglas Lake Minerals Inc.
Suite 500, 666 Burrard Street
Vancouver, British Columbia V6C 3P6

Dear Sirs:

Re: Douglas Lake Minerals Inc. - Registration Statement on Form S-1

We have acted as legal counsel to Douglas Lake Minerals Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on May 13, 2011. The Registration Statement relates to the registration of an aggregate of 55,589,789 shares of common stock of the Company (collectively, the "Shares") for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"). Such Shares are comprised of 27,173,372 Shares that have been issued to certain Selling Shareholders and 28,416,417 Shares (collectively, the "Warrant Shares") issuable to certain Selling Shareholders upon the exercise of outstanding common stock purchase warrants (collectively, the "Warrants"), as follows:

  11,285,494 Shares and 11,285,494 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of 11,285,494 units at a price of $0.45 per unit on March 11, 2011 (the "March 11 Private Placement");

  3,576,768 Shares and 3,576,768 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of 3,576,768 units at a price of $0.45 per unit on March 21, 2011 (the "March 21 Private Placement");

  12,311,110 Shares and 12,311,110 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 512,311,110 units at a price of $0.45 per unit on March 29, 2011 (the "March 29 Placement"); and

  1,243,045 Warrant Shares issuable upon exercise of Warrants issued in partial payment of finder's fees in connection with the March 11 Private Placement, the March 21 Private Placement and the March 29 Private Placement.

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

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May 13, 2011

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the subscription agreements entered into between the Company and each of the Selling Shareholders who acquired Shares and Warrants pursuant to the March 11 Private Placement, the March 21 Private Placement and the March 29 Private Placement;

  the certificates representing the Warrants (the "Warrant Certificates") described above;

  an Officer's Certificate executed by Herminder Rai, the Secretary, Treasurer and Chief Financial Officer of the Company; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

May 13, 2011

  we have assumed that each Warrant Certificate constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;

  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Experts".

Yours truly,

/s/ McMillan LLP